Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

(Amended as of November 21, 2024)

Advisory Fee Rates

Name	Fee Rate
JPMorgan Limited Duration Bond ETF	0.20%
JPMorgan Market Expansion Enhanced Equity ETF	0.25%
JPMorgan Sustainable Municipal Income ETF	0.30%
JPMorgan Mortgage-Backed Securities ETF	0.25%[1]

[1]	Initial term continues until October 31, 2026.

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J.P. Morgan Exchange-Traded Fund Trust		J.P. Morgan Investment Management Inc.

By:	/s/ Timothy J. Clemens	By:	/s/ Brian S. Shlissel
Name:	Timothy J. Clemens	Name:	Brian S. Shlissel
Title:	Treasurer	Title:	Managing Director